Exhibit 4.20

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of

[Date, e.g., May 1, 2025]

(the “Effective Date”).

BETWEEN:

[Company Name, e.g., Pinnacle Food Group Limited OR Pinnacle Food Inc.]
 [Company Address] (the “Company” or “Employer”)

- AND -

[Executive Name] residing at [Executive Address] (the “Executive”)

(The Company and the Executive are collectively, the “Parties”, and each, a “Party.”)

Pinnacle Food Group Limited P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands www.pinnaclefoodinc.com

RECITALS

A. The Company [Optional: is an entity within a broader corporate group / is a wholly-owned subsidiary of Pinnacle Food Group Limited (NASDAQ: PFAI)]. B. The Company wishes to engage the Executive as its [Job Title, e.g., Chief Executive Officer], and the Executive wishes to be employed in such capacity, under the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. EMPLOYMENT

1.1 Position & Title The Company will employ the Executive as [Job Title]. The Executive will report directly to the [Reporting Line, e.g., Chief Executive Officer and/or the Board of Directors].

1.2 Duties The Executive will perform the duties and responsibilities described in Schedule A and such other duties as may be assigned by the Company from time to time. The Company may adjust the Executive’s duties reasonably required by the business, provided such duties remain generally consistent with those customarily performed by an executive in a similar position.

1.3 Time Commitment & Service During the Term, the Executive shall devote their full business time and best efforts to the Company and shall act in the best interests of the Company, acknowledging their fiduciary duties as a senior officer. The Executive shall not engage in any other business activities that conflict with the Company’s interests without prior written consent. (Note: If the Executive holds concurrent roles in the Parent Company, insert Fiduciary Duty Carve-out here acknowledging primary duties to the Parent Company).

1.4 Work Location & Travel The Executive’s primary work location will be [Location, e.g., Remote / Vancouver, BC]. The Executive acknowledges that the position may require substantial domestic and international travel for business purposes.

1.5 Authority Limitations Unless expressly authorized, the Executive shall not enter into contracts, make binding commitments, issue guarantees, or incur material liabilities on behalf of the Company.

Pinnacle Food Group Limited P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands www.pinnaclefoodinc.com

2. COMPENSATION AND BENEFITS

2.1 Base Salary The Company shall pay the Executive an annual base salary of [Amount & Currency, e.g., USD ** or CAD **] (the “Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practices, subject to applicable statutory deductions and withholdings.

[Optional: 2.2 Payment Agent / Cross-Border Payment Arrangement] To support the Company’s operational management, the Company may designate its affiliate/subsidiary [Name of Subsidiary] as a Payment Agent to pay all or a portion of the Base Salary (e.g., a fixed CAD component). The portion not covered by the Payment Agent shall be paid in USD by the Company as a Differential Component. This does not transfer the employment relationship.

2.3 Annual Bonus & Equity The Executive shall be eligible to participate in a discretionary executive bonus plan and/or equity-based awards. Target bonus, stock issuance, and performance criteria shall be established annually by the Board.

2.4 Clawback Provision Any incentive-based compensation paid to the Executive shall be subject to recovery or “clawback” or reduction pursuant to any applicable compensation recovery policy adopted by the Company (or its Parent Company) to comply with applicable laws, including the rules and regulations of the SEC and NASDAQ listing standards, due to fraud, misconduct, or material financial restatement.

2.5 Directors’ and Officers’ (D&O) Insurance The Company shall maintain D&O liability insurance in an amount determined by the Board, covering the Executive in connection with their service to the Company [Optional: upon IPO].

2.6 Expenses The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of duties, subject to Company policy and provision of appropriate documentation.

3. CONFIDENTIALITY AND INTELLECTUAL PROPERTY

3.1 Confidential Information The Executive agrees to maintain the confidentiality of all non-public information concerning the Company, its affiliates, and clients acquired during or prior to employment. The Executive shall use such information only for legitimate business purposes. Whistleblower Carve-out: Nothing in this Agreement prohibits the Executive from reporting possible violations of law to a government agency or making disclosures protected by applicable whistleblower laws.

3.2 Intellectual Property All work product, inventions, designs, processes, and developments created by the Executive during the course of employment that relate to the Company’s business shall belong exclusively to the Company, and shall be deemed “works made for hire”. The Executive irrevocably assigns all right, title, and interest in such IP to the Company.

4. RESTRICTIVE COVENANTS

(Note: Select “Applicable” or “Not Applicable” based on the specific executive’s role)

Pinnacle Food Group Limited P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands www.pinnaclefoodinc.com

4.1 Non-Competition During employment and for [Number, e.g., 12] months post-termination, the Executive shall not engage in any business that directly competes with the business of the Company in [Geographic Area].

4.2 Non-Solicitation During employment and for [Number, e.g., 12] months post-termination, the Executive shall not solicit, induce, or encourage the Company’s employees, contractors, or active customers for competitive purposes.

5. TERMINATION OF EMPLOYMENT

5.1 Resignation by Executive The Executive may resign by providing [Notice Period, e.g., 60 or 90] days prior written notice to the Company.

5.2 Termination by Company Without Cause The Company may terminate the Executive’s employment at any time, without Cause, by providing [Notice Period, e.g., 60] days’ prior written notice, or pay in lieu of such notice equivalent to [Notice Period] days of the Base Salary, or the minimum statutory notice required by applicable law, whichever is greater. Release Condition: Any payment beyond statutory minimums is strictly subject to the Executive executing a full and final general release of claims in favor of the Company.

5.3 Termination by Company For Just Cause The Company may terminate employment immediately for “Just Cause” without notice or severance, other than accrued but unpaid wages. “Just Cause” includes, but is not limited to: (a) Willful misconduct or gross negligence; (b) Embezzlement, fraud, or dishonesty; (c) Conviction of a felony or crime involving moral turpitude; (d) Breach of fiduciary duty; (e) Material breach of this Agreement not cured within 20 days after written notice.

5.4 Resignation of Directorships and Offices Upon termination of employment for any reason, the Executive shall immediately resign any and all directorships and offices held within the Company and its affiliates/subsidiaries.

6. GENERAL PROVISIONS

6.1 Governing Law and Jurisdiction This Agreement shall be governed by and construed in accordance with the laws of [Jurisdiction, e.g., the Cayman Islands OR the Province of British Columbia], without regard to conflict of law principles. Any disputes shall be subject to the exclusive jurisdiction of the courts of [Jurisdiction].

6.2 Entire Agreement This Agreement constitutes the entire agreement between the Parties concerning the Executive’s employment and supersedes all prior agreements, oral or written understandings, or prior subsidiary employment arrangements.

6.3 Severability If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

6.4 Independent Legal Advice The Executive acknowledges being advised to seek independent legal advice prior to signing this Agreement and has either done so or waived the right.

6.5 Counterparts & Electronic Signatures This Agreement may be executed in counterparts and via electronic signatures (including PDF), each of which shall be deemed an original.

Pinnacle Food Group Limited P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands www.pinnaclefoodinc.com

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

[Company Name]

Signature:

By:	[Authorized Signatory Name]
Title:	[Signatory Title]
Date:

EXECUTIVE

Signature:

Name:	[Executive Name]
Date:

Pinnacle Food Group Limited P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands www.pinnaclefoodinc.com

SCHEDULE A: DESCRIPTION OF DUTIES

The Executive shall provide such services as determined by the Company, including but not limited to:

1.	[Duty 1, e.g., Strategic Vision and Market Expansion: Lead the development and execution of the Company’s long-term business strategy...]

2.	[Duty 2, e.g., Executive Organizational Leadership: Oversee overall business operations, manage senior management and employees...]

3.	[Duty 3, e.g., Financial / Data / Operational Strategy: Manage corporate financing / data architecture / day-to-day operations...]

4.	[Duty 4, e.g., Board Liaison and Strategic Reporting: Serve as the primary conduit between operations and the Board of Directors...]

5.	Such other duties as the Board may reasonably require or request from time to time.